Exhibit 99.1

NEWS RELEASE

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Fourth Quarter Results and Dividend

BOWIE, MD — January 23, 2009 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its fourth quarter and the twelve month period ending December 31, 2008.  WSB Holdings became the holding company of the Bank as of January 3, 2008.   WSB reports financial results on a calendar year basis (unlike the Bank’s previous fiscal year).  Accordingly, results of operations and other financial data for periods prior to January 1, 2008 are for the Bank.

WSB reports net income of $327,000 or $0.04 per basic and diluted share for the three months ended December 31, 2008, a 30% increase in net earnings compared to net income of $252,000 or $0.03 per basic and diluted share for the comparable period of the prior year.  WSB reports net income of $236,000, or $0.03 per basic and diluted share for the year ending December 31, 2008, representing an 88% decrease in net earnings of $2.0 million or $0.27 per basic share and $0.25 per diluted share for the prior year.

WSB also announced a four-cent per share cash dividend to be paid February 16, 2009 to stockholders of record as of February 06, 2009.

The decrease in net income for the twelve month period ended December 31, 2008 is primarily the result of the Bank allocating an additional $2,230,000 to its Allowance for Loan Losses during the year.  The decrease in net income also reflects a 9% decrease in net interest income which offsets the 6% increase in non-interest income, compared to the same twelve month period last year.  The decrease in net-interest income is primarily the result of a decrease in the yield on earning assets and an increase in the average volume of interest bearing liabilities.  The increase in non-interest income is primarily the result of an increase in the gain on sale of investments, partially offset by decreases in gain on sale of loans and loan related fees.

As previously reported the Bank continues to see the effects of the deteriorating economy with a continued increase in previously reported delinquent and nonperforming loans.  “While this level of nonperforming assets impairs our ability to generate income similar to previous periods, the Bank is well in excess of regulatory standards of ‘well capitalized’ and we remain confident in our ability to manage through this difficult economic environment,” said Phillip C. Bowman, Chief Executive Officer.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B., now celebrating its 27th year, is a $446 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer temporarily FDIC insurance coverage of $250,000 per depositor through December 31, 2009.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2008	2007	% Change
Interest Income	$6,430,000	$6,848,000	(6)%
Interest Expense	$3,772,000	$3,913,000	(4)%
Net Interest Income	$2,658,000	$2,935,000	(9)%
Non-Interest Income	$840,000	$884,000	(5)%
Non-Interest Expenses	$3,225,000	$3,287,000	(2)%
Provision for Loan Losses	$130,000	$200,000	(35)%
Net Income	$327,000	$252,000	30%
Basic Income Per Share	$0.04	$0.03	33%
Diluted Income Per Share	$0.04	$0.03	33%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,563,523	7,591,689	(0)%
Average Diluted Shares Outstanding	7,748,246	8,025,447	(3)%

	Twelve Months Ended December 31,
	2008	2007	% Change
Interest Income	$27,064,000	$27,729,000	(2)%
Interest Expense	$15,538,000	$15,076,000	3%
Net Interest Income	$11,526,000	$12,653,000	(9)%
Non-Interest Income	$3,163,000	$2,996,000	6%
Non-Interest Expenses	$12,636,000	$12,488,000	1%
Provision for Loan Losses	$2,230,000	$200,000	1015%
Net Income	$236,000	$2,048,000	(88)%
Basic Income Per Share	$0.03	$0.27	(89)%
Diluted Income Per Share	$0.03	$0.25	(88)%
Dividends Declared Per Share	$0.18	$0.08	125%
Average Shares Outstanding	7,585,155	7,571,720	0%
Average Diluted Shares Outstanding	7,910,908	8,086,352	(2)%

	As of December 31,
	2008	2007	% Change
Total Assets	$454,542,000	$453,376,000	0%
Non-Accrual Loans	$18,327,000	$11,554,000	59%
Accruing Loans More than 4 Months Past Due	$0	$0	0%
Non-Performing Loans	$18,327,000	$11,554,000	59%
Non-Performing Assets	$23,773,000	$12,587,000	89%
Total Loans Held-For-Investment	$241,941,000	$227,579,000	6%
Deposits and Borrowings	$398,255,000	$387,373,000	3%
Total Stockholders’ Equity	$53,690,000	$63,911,000	(16)%
Book Value Per Share	$6.86	$7.79	(12)%
Return on Average Assets	0.05%	0.47%	(89)%
Return on Average Equity	0.39%	3.26%	(88)%

As of December 31,	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
2008:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$52,250,265	17.91%	$17,510,108	6.00%	$34,740,157	11.91%
Total capital (to risk weighted assets)	55,130,994	18.89%	29,183,514	10.00%	25,947,480	8.89%
Core capital (leverage) (to tangible assets)	52,250,265	11.37%	22,969,041	5.00%	29,281,224	6.37%

Forward-Looking Statements: The statement in this release regarding the Company’s ability to manage through the current economic environment is  a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.   WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.